Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,
	2008		2007		2006		2005		2004
INCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$(132,740)		$(5,009)		$48,198		$51,294		$34,286
Plus:
Total Fixed Charges (See below)	117,663		125,005		112,335		71,696		48,206
Less:
Preferred stock dividend (1)	(3,308)		—		—		—		(2,885)

Total Earnings	$(18,385)		$119,996		$160,533		$122,990		$79,607

Fixed Charges
Total interest expense (2)	$112,097		$122,354		$109,808		$69,202		$42,830
Interest included in operating lease rental expense (3)	2,258		2,651		2,527		2,494		2,491
Preferred stock dividend (1)	3,308		—		—		—		2,885

Total Fixed Charges	$117,663		$125,005		$112,335		$71,696		$48,206

Ratio of Earnings to Fixed Charges	(0.16	)x	0.96	x	1.43	x	1.72	x	1.65	x

EXCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$(132,740)		$(5,009)		$48,198		$51,294		$34,286
Plus:
Total Fixed Charges excluding interest on deposits (See below)	29,384		27,975		25,069		19,686		16,964
Less:
Preferred stock dividend (1)	(3,308)		—		—		—		(2,885)

Total Earnings	$(106,664)		$22,966		$73,267		$70,980		$48,365

Fixed Charges
Total interest expense (2)	$112,097		$122,354		$109,808		$69,202		$42,830
Interest included in operating lease rental expense (3)	2,258		2,651		2,527		2,494		2,491
Preferred stock dividend (1)	3,308		—		—		—		2,885
Less: interest expense on deposits	(88,279)		(97,030)		(87,266)		(52,010)		(31,242)

Total Fixed Charges excluding interest on deposits	$29,384		$27,975		$25,069		$19,686		$16,964

Ratio of Earnings to Fixed Charges	(3.63	)x	0.82	x	2.92	x	3.61	x	2.85	x

(1)	The stock dividend amount has been grossed up to compute the pre-tax income equivalent assuming an estimated 35% tax rate.
(2)	Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.
(3)	Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.